UNITED STATES
                           SECURITIES AND EXCHANGE COMMISSION
                                 WASHINGTON, D.C. 20549

                                      SCHEDULE 13G

                       Under the Securities Exchange Act of 1934
                                   (Amendment No. 1)


                               White Pine Software, Inc.
                                    (Name of Issuer)

                             Common Stock, $0.01 par value
                             (Title of Class of Securities)

                                      964347-10-8
                                     (CUSIP Number)

                                   December 31, 1997
                (Date of Event Which Requires Filing of This Statement)

             Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                       [ ]       Rule 13d-1(b)

                       [ ]       Rule 13d-1(c)

                       [x]       Rule 13d-1(d)


             *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

             The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of
             Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

















     CUSIP No. 964347-10-8           SCHEDULE 13G                   Page 2 of 17



       1   Name Of Reporting Person PHOENIX VENTURE (BVI) LIMITED

           IRS Identification No. Of Above Person                    98-0105343

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                  British Virgin Islands

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
          SHARES          6    Shared Voting Power
        BENEFICIALLY
        OWNED BY EACH                            1,158,693
         REPORTING
        PERSON WITH       7    Sole Dispositive Power

                                                     -0-

                          8    Shared Dispositive Power

                                                  1,158,693

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                         1,158,693

       10   Check Box If The Aggregate Amount In Row (9) Excludes Certain
            Shares*                                                        [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                           12.5%
       12   Type Of Reporting Person*

                                             CO






     CUSIP No. 964347-10-8           SCHEDULE 13G                   Page 3 of 17



       1   Name Of Reporting Person H&Q LONDON VENTURES

           IRS Identification No. Of Above Person                    94-2966540

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                          England

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
          SHARES          6    Shared Voting Power
        BENEFICIALLY
        OWNED BY EACH                            1,158,693
         REPORTING
        PERSON WITH       7    Sole Dispositive Power

                                                     -0-

                          8    Shared Dispositive Power

                                                  1,158,693

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                         1,158,693

       10   Check Box If The Aggregate Amount In Row (9) Excludes Certain
            Shares*                                                        [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                           12.5%
       12   Type Of Reporting Person*

                                             PN






     CUSIP No. 964347-10-8           SCHEDULE 13G                   Page 4 of 17



       1   Name Of Reporting Person H&Q VENTURES INTERNATIONAL C.V.

           IRS Identification No. Of Above Person                    98-0059340

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                   Netherlands Antilles

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
          SHARES          6    Shared Voting Power
        BENEFICIALLY
        OWNED BY EACH                            1,158,693
         REPORTING
        PERSON WITH       7    Sole Dispositive Power

                                                     -0-

                          8    Shared Dispositive Power

                                                  1,158,693

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                         1,158,693

       10   Check Box If The Aggregate Amount In Row (9) Excludes Certain
            Shares*                                                        [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                           12.5%
       12   Type Of Reporting Person*

                                             PN






     CUSIP No. 964347-10-8           SCHEDULE 13G                   Page 5 of 17



       1   Name Of Reporting Person H&Q VENTURES IV

           IRS Identification No. Of Above Person                    94-2940347

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
          SHARES          6    Shared Voting Power
        BENEFICIALLY
        OWNED BY EACH                            1,158,693
         REPORTING
        PERSON WITH       7    Sole Dispositive Power

                                                     -0-

                          8    Shared Dispositive Power

                                                  1,158,693

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                         1,158,693

       10   Check Box If The Aggregate Amount In Row (9) Excludes Certain
            Shares*                                                        [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                           12.5%
       12   Type Of Reporting Person*

                                             PN






     CUSIP No. 964347-10-8           SCHEDULE 13G                   Page 6 of 17



       1   Name Of Reporting Person VENTURE ASSOCIATES (BVI) LIMITED

           IRS Identification No. Of Above Person

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                          Bermuda

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
          SHARES          6    Shared Voting Power
        BENEFICIALLY
        OWNED BY EACH                            1,158,693
         REPORTING
        PERSON WITH       7    Sole Dispositive Power

                                                     -0-

                          8    Shared Dispositive Power

                                                  1,158,693

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                         1,158,693

       10   Check Box If The Aggregate Amount In Row (9) Excludes Certain
            Shares*                                                        [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                           12.5%
       12   Type Of Reporting Person*

                                             CO






     CUSIP No. 964347-10-8           SCHEDULE 13G                   Page 7 of 17



       1   Name Of Reporting Person HAMQUIST

           IRS Identification No. Of Above Person                    94-2800484

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
          SHARES          6    Shared Voting Power
        BENEFICIALLY
        OWNED BY EACH                            1,158,693
         REPORTING
        PERSON WITH       7    Sole Dispositive Power

                                                     -0-

                          8    Shared Dispositive Power

                                                  1,158,693

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                         1,158,693

       10   Check Box If The Aggregate Amount In Row (9) Excludes Certain
            Shares*                                                        [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                           12.5%
       12   Type Of Reporting Person*

                                             PN






     CUSIP No. 964347-10-8           SCHEDULE 13G                   Page 8 of 17



       1   Name Of Reporting Person HAMBRECHT & QUIST VENTURES PARTNERS

           IRS Identification No. Of Above Person                    94-2949080

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
          SHARES          6    Shared Voting Power
        BENEFICIALLY
        OWNED BY EACH                            1,158,693
         REPORTING
        PERSON WITH       7    Sole Dispositive Power

                                                     -0-

                          8    Shared Dispositive Power

                                                  1,158,693

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                         1,158,693

       10   Check Box If The Aggregate Amount In Row (9) Excludes Certain
            Shares*                                                        [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                           12.5%
       12   Type Of Reporting Person*

                                             PN






     CUSIP No. 964347-10-8           SCHEDULE 13G                   Page 9 of 17



       1   Name Of Reporting Person HAMBRECHT & QUIST CALIFORNIA

           IRS Identification No. Of Above Person                    94-2856927

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
          SHARES          6    Shared Voting Power
        BENEFICIALLY
        OWNED BY EACH                            1,158,693
         REPORTING
        PERSON WITH       7    Sole Dispositive Power

                                                     -0-

                          8    Shared Dispositive Power

                                                  1,158,693

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                         1,158,693

       10   Check Box If The Aggregate Amount In Row (9) Excludes Certain
            Shares*                                                        [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                           12.5%
       12   Type Of Reporting Person*

                                             CO






     CUSIP No. 964347-10-8           SCHEDULE 13G                  Page 10 of 17



       1   Name Of Reporting Person HAMBRECHT & QUIST GROUP

           IRS Identification No. Of Above Person                    94-3246636

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                         Delaware

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
          SHARES          6    Shared Voting Power
        BENEFICIALLY
        OWNED BY EACH                            1,158,693
         REPORTING
        PERSON WITH       7    Sole Dispositive Power

                                                     -0-

                          8    Shared Dispositive Power

                                                  1,158,693

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                         1,158,693

       10   Check Box If The Aggregate Amount In Row (9) Excludes Certain
            Shares*                                                        [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                           12.5%
       12   Type Of Reporting Person*

                                           HC, CO






     CUSIP No. 964347-10-8           SCHEDULE 13G                  Page 11 of 17



       1   Name Of Reporting Person WILLIAM R. HAMBRECHT

           IRS Identification No. Of Above Person                   ###-##-####

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                       United States

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
          SHARES          6    Shared Voting Power
        BENEFICIALLY
        OWNED BY EACH                            1,158,693
         REPORTING
        PERSON WITH       7    Sole Dispositive Power

                                                     -0-

                          8    Shared Dispositive Power

                                                  1,158,693

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                         1,158,693

       10   Check Box If The Aggregate Amount In Row (9) Excludes Certain
            hares*                                                         [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                           12.5%
       12   Type Of Reporting Person*

                                             IN






     CUSIP No. 964347-10-8           SCHEDULE 13G                  Page 12 of 17


             Item 1(a).     Name of Issuer.

                       White Pine Software, Inc. (the "Issuer").

             Item 1(b).     Address of Issuer's Principal Executive
                            Offices.

                       542 Amherst Street, Nashua, NH 03063.

             Item 2(a).     Names of Persons Filing.

                       Reference is made to Item 1 of each of the cover
             pages of this Schedule, which Items are incorporated by reference herein.

             Item 2(b). Address of Principal Business Office or, if none, Residence.

                       The address of each reporting person is One Bush
             Street, San Francisco, California 94104.

             Item 2(c).     Citizenship.

                       Reference is made to Item 4 of each of the cover
             pages of this Schedule, which Items are incorporated by reference herein.

             Item 2(d).     Title of Class of Securities.

                       Common Stock, $0.01 par value ("Common Stock").

             Item 2(e).     CUSIP Number.

                       964347-10-8

             Item 3.   Type of Reporting Person.

                       Not applicable.

             Item 4.   Ownership.

                       Reference is made to Items 5-9 and 11 of each of
             the cover pages to this Schedule, which Items are incorporated by reference herein. According to information furnished to the reporting persons by the Issuer, there were 9,305,714 shares of Common Stock issued and outstanding as of December 31, 1997. As of December 31, 1997, the reporting persons owned the following shares of Common Stock:






     CUSIP No. 964347-10-8           SCHEDULE 13G                  Page 13 of 17


                                                        Common Stock
                  Person                               Directly Owned

                  Phoenix Venture (BVI) Limited               -0-

                  H&Q London Ventures                     623,167

                  H&Q Ventures International C.V.             -0-

                  H&Q Ventures IV                             -0-

                  Venture Associates (BVI) Limited          4,882

                  Hamquist                                     16

                  Hambrecht & Quist Venture Partners      243,862

                  Hambrecht & Quist Group                   1,000

                  William R. Hambrecht                    285,766
                                                        _________

                  TOTAL                                 1,158,693
                                                        =========


                       Because voting and investment decisions concerning
             the above securities may be made by or in conjunction with Hambrecht & Quist Venture Partners, Hambrecht & Quist California, Hambrecht & Quist Group and William R. Hambrecht, each of the reporting persons may be deemed a member of a group that shares voting and dispositive power over all of the above securities. Although the reporting persons are reporting such securities as if they were members of a group, the filing of this Schedule shall not be construed as an admission by any reporting person that it is a beneficial owner of any securities other than those directly held by such reporting person.

                       Under the definition of "beneficial ownership" in
             Rule 13d-3 under the Securities Exchange Act of 1934, it is also possible that the individual general partners, directors, executive officers, members, and/or managers of the foregoing entities might be deemed the "beneficial owners" of some or all of the securities to which this Schedule relates in that they might be deemed to share the power to direct the voting or disposition of such securities. Neither the filing of this Schedule nor any of its contents shall be deemed to constitute an admission that any of such individuals is, for any purpose, the beneficial owner of any of the securities to which this Schedule relates, and such beneficial ownership is expressly disclaimed.






     CUSIP No. 964347-10-8           SCHEDULE 13G                  Page 14 of 17


                       This Schedule does not include shares of Common
             Stock, if any, held by Hambrecht & Quist LLC in its trading account if it is a market maker in the Issuer's Common Stock.

             Item 5.   Ownership of Five Percent or Less of a Class.

                       Not applicable.

             Item 6. Ownership of More Than Five Percent on Behalf of Another Person.

                       Not applicable.

             Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                       Not applicable.

             Item 8.   Identification and Classification of Members of the
                       Group.

                       Not applicable.

             Item 9.   Notice of Dissolution of Group.

                       Not applicable.

             Item 10.  Certification.

                       Not applicable.






     CUSIP No. 964347-10-8           SCHEDULE 13G                  Page 15 of 17


                                       Signature

                       After reasonable inquiry and to the best of their
             knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

             DATED:  February 10, 1998.


             PHOENIX VENTURE (BVI) LIMITED     HAMQUIST

             By: /s/ Jackie A. Berterretche    By: /s/ Jackie A. Berterretche
                 __________________________        __________________________
                 Jackie A. Berterretche            Jackie A. Berterretche
                 Attorney-in-Fact                  Attorney-in-Fact

             H&Q LONDON VENTURES               HAMBRECHT & QUIST VENTURE
                                               PARTNERS
             By: /s/ Jackie A. Berterretche
                 __________________________    By: /s/ Jackie A. Berterretche
                 Jackie A. Berterretche            __________________________
                 Attorney-in-Fact                  Jackie A. Berterretche
                                                   Attorney-in-Fact
             H&Q VENTURES INTERNATIONAL,
             C.V.                              HAMBRECHT & QUIST CALIFORNIA

             By: /s/ Jackie A. Berterretche    By: /s/ Jackie A. Berterretche
                 __________________________        __________________________
                 Jackie A. Berterretche            Jackie A. Berterretche
                 Attorney-in-Fact                  Attorney-in-Fact

             H&Q VENTURES IV                   HAMBRECHT & QUIST GROUP

             By: /s/ Jackie A. Berterretche    By: /s/ Steven M. Machtinger
                 __________________________        __________________________
                 Jackie A. Berterretche            Steven M. Machtinger
                 Attorney-in-Fact                  General Counsel & Secy.

             VENTURE ASSOCIATES (BVI)          WILLIAM R. HAMBRECHT
             LIMITED
                                               By: /s/ Jackie A. Berterretche
             By: /s/ Jackie A. Berterretche        __________________________
                 __________________________        Jackie A. Berterretche
                 Jackie A. Berterretche            Attorney-in-Fact
                 Attorney-in-Fact






     CUSIP No. 964347-10-8           SCHEDULE 13G                  Page 16 of 17


                                       EXHIBIT INDEX



             Exhibit A           Joint Filing Undertaking              Page 17






     CUSIP No. 964347-10-8           SCHEDULE 13G                  Page 17 of 17


                                 JOINT FILING UNDERTAKING

                       The undersigned, being duly authorized thereunto,
             hereby execute this agreement as an exhibit to this Schedule 13G to evidence the agreement of the below-named parties, in accordance with rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Schedule and any subsequent amendment jointly on behalf of each of such parties.

             DATED:  February 10, 1998.


             PHOENIX VENTURE (BVI) LIMITED     HAMQUIST

             By: /s/ Jackie A. Berterretche    By: /s/ Jackie A. Berterretche
                 __________________________        __________________________
                 Jackie A. Berterretche            Jackie A. Berterretche
                 Attorney-in-Fact                  Attorney-in-Fact

             H&Q LONDON VENTURES               HAMBRECHT & QUIST VENTURE
                                               PARTNERS
             By: /s/ Jackie A. Berterretche
                 __________________________    By: /s/ Jackie A. Berterretche
                 Jackie A. Berterretche            __________________________
                 Attorney-in-Fact                  Jackie A. Berterretche
                                                   Attorney-in-Fact
             H&Q VENTURES INTERNATIONAL,
             C.V.                              HAMBRECHT & QUIST CALIFORNIA

             By: /s/ Jackie A. Berterretche    By: /s/ Jackie A. Berterretche
                 __________________________        __________________________
                 Jackie A. Berterretche            Jackie A. Berterretche
                 Attorney-in-Fact                  Attorney-in-Fact

             H&Q VENTURES IV                   HAMBRECHT & QUIST GROUP

             By: /s/ Jackie A. Berterretche    By: /s/ Steven M. Machtinger
                 __________________________        __________________________
                 Jackie A. Berterretche            Steven M. Machtinger
                 Attorney-in-Fact                  General Counsel & Secy.

             VENTURE ASSOCIATES (BVI)          WILLIAM R. HAMBRECHT
             LIMITED
                                               By: /s/ Jackie A. Berterretche
             By: /s/ Jackie A. Berterretche        __________________________
                 __________________________        Jackie A. Berterretche
                 Jackie A. Berterretche            Attorney-in-Fact
                 Attorney-in-Fact